Exhibit 99.2

Partial Transcript of Conference Call held on March 29, 2016

Lori Harrelson - Argos Therapeutics, Inc. - VP, Finance

Thank you, Charles. Our cash, cash equivalents and short-term investments as of December 31, 2015 totaled $7.2 million compared to $56.2 million as of December 31, 2014. The decrease results primarily from cash used to fund our Phase 3 ADAPT clinical trial and our commercial manufacturing development efforts, partially offset by the $10.1 million in proceeds received from the license agreement and sale of common stock to Lummy and the second and final tranche of $12.5 million from our debt facility with Horizon Technology Finance and Fortress Credit.

As we announced earlier this month, we entered into a securities purchase agreement for the issuance and sale of up to $60 million of Argos' common stock and warrants in a private placement financing. If we consummate all three tranches of this financing, we expect that this will fund operations into the second quarter of 2017 when we anticipate having a sufficient number of events from our ADAPT trial to permit the primary analysis and assessment of overall survival to occur.

As I mentioned, the financing will take place in up to three tranches. Under the securities purchase agreement, at the closing of the initial tranche in March 2016, we sold and the investors purchased for a total purchase price of approximately $19.9 million, a total of approximately 3.7 million shares of common stock and warrants to purchase a total of approximately 2.7 million shares of common stock based on a purchase price per share of common stock and accompanying warrant equal to $5.44.

At the second closing, we've agreed to sell and the investors have agreed to purchase for an additional purchase price of approximately $29.8 million a total of approximately 5.5 million shares of common stock and warrants to purchase a total of approximately 4.1 million shares of common stock at the same price and on the same terms as the first tranche.

The second closing is conditioned on the IDMC for the ADAPT trial at or following the IDMC's next regular meeting currently scheduled for June 2016 recommending that we continue the ADAPT trial or stop the trial based on successfully achieving the efficacy endpoint. The warrants being issued in each closing will have an exercise price of $5.35 per share and expire five years from the date of issuance. Participants in the financing include Pharmstandard, Tianyi, Forargos, Lummy, China Biopharma, TVM and Wasatch Funds.

Under the securities purchase agreement, Pharmstandard has also agreed that, at our option following the satisfaction of certain conditions, including the IDMC having made a recommendation at or following its next regular meeting, currently anticipated to be held in November or December of this year, that we continue the ADAPT trial or stop the trial based on successfully achieving the efficacy endpoint, and the Company's cash position at such time Pharmstandard shall purchase at the third closing up to approximately $10.3 million of common stock without warrants at a price per share to be determined based on an agreed-upon formulation.

The dollar amount committed to be purchased by Pharmstandard at the third closing is subject to a reduction on a dollar-for-dollar basis for certain cash amounts raised after the initial closing through equity or debt financings or collaborations. All three closings are subject to the satisfaction of certain customary closing conditions.

We expect the proceeds from this initial closing to fund ongoing expenses into the third quarter of 2016 and that the proceeds from all three closings, if they all occur, will enable us to fund our operating expenses related to the ADAPT trial of AGS-003, the ongoing and planned investigator-initiated Phase 2 clinical trials of AGS-003, the funding of certain manufacturing costs of the investigator-initiated adult eradication study of AGS-004 and certain of the costs relating to our commercial manufacturing strategy.

Net loss attributable to common stockholders for the three months ended December 31, 2015 was $17.6 million or $0.84 per share compared to a net loss attributable to common stockholders of $16.2 million or $0.83 per share for the same period in 2014. Net loss attributable to common stockholders for the full year ended December 31, 2015 was $74.8 million or $3.66 per share compared to a net loss attributable to common stockholders of $54.2 million or $3.12 per share for the same period in 2014.

Revenue for the three months ended December 31, 2015 totaled $0.1 million compared to $0.3 million for the same period in 2014. Revenue for the full year ended December 31, 2015 totaled $0.5 million compared to $2.0 million for the same period in 2014. The expected decline in revenue was due to the winding down of activities in our Phase 2B clinical trial of AGS-004, which resulted in decreased reimbursement under our NIH contract.

Research and development expense for the three months ended December 31, 2015 totaled $14.0 million compared to $13.5 million for the same period in 2014. Research and development expense for the full year ended December 31, 2015 totaled $62.1 million compared to $45.5 million for the same period in 2014. The increase in both periods was primarily due to increased activity in connection with our Phase 3 ADAPT clinical trial and our commercial manufacturing development efforts.

General and administrative expense for the three months ended December 31, 2015 totaled $3 million compared to $2.5 million for the same period in 2014. General and administrative expense for the full year ended December 31, 2015 totaled $11 million compared to $8.6 million for the same period in 2014. The increase in both periods was primarily due to increases in personnel costs, including stock-based compensation, outside services including consulting services and other expenses incurred due to our status as a public company. We expect to file our 10-K with the US Securities and Exchange Commission tomorrow, March 30. With that, I will now turn the call back over to Jeff.